EXHIBIT 5

                               PALMER & DODGE LLP
                                One Beacon Street
                           Boston, Massachusetts 02108


Telephone: (617) 573-0100                              Facsimile: (617) 227-4420


                                November 6, 1998


Procept, Inc.
840 Memorial Drive
Cambridge, Massachusetts  02139


         We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Procept, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof. The Registration Statement relates to 192,858 shares of the Company's Common Stock, $0.01 par value (the "Shares"), offered pursuant to the provisions of the Company's 1994 Employee Stock Purchase Plan, as amended (the "Plan").

         We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

         Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the Plan and the options or other rights granted thereunder, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as a part of the Registration Statement.

                                                     Very truly yours,

                                                     /s/ PALMER & DODGE LLP

                                                     PALMER & DODGE LLP